CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Wave Systems Corp.

We consent to the incorporation by reference in the registration statements Nos. 333-38265, 333-28819, and 333-20017 on Form S-3 and Nos. 33-97612, 333-11611 and
333-11609 on Form S-8, of our report dated March 27, 1998, relating to the consolidated balance sheets of Wave Systems Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the years in the three-year ended December 31, 1997 and for the period from February 12, 1998 (inception) through December 31, 1997 which report appears in the December 31, 1997 annual report on Form 10-K of Wave Systems Corp.

Our report dated March 27, 1998 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                       KPMG Peat Marwick LLP

Boston, Massachusetts
March 31, 1998